Exhibit 3.2.1
CODE OF BY-LAWS
OF
PROTECTIVE INSURANCE CORPORATION

As Amended:    ~~May 14, 2020~~ January 3, 2021

ARTICLE 1

Identification

Section 1.1.  Name.  The name of the Corporation is Protective Insurance Corporation (hereinafter referred to as the “Corporation”).

ARTICLE 2

Capital Stock

Section 2.1.  Consideration for Shares.  The Board of Directors of the Corporation may authorize shares to be issued for consideration consisting of any tangible or intangible property or benefit to the Corporation, including cash, promissory notes, services performed, contracts for services to be performed, or other securities of the Corporation.
Section 2.2.  Certificates for Shares.  The shares of the Corporation shall be represented in the form of stock certificates unless the Board of Directors shall by resolution provide that some or all of any class or series of stock shall be comprised of uncertificated shares.  Any such resolution shall not apply to shares already represented by a stock certificate unless and until the stock certificate is surrendered to the Corporation.  Notwithstanding the adoption of any resolution providing for uncertificated shares, all stock certificates of the Corporation shall be signed by the Chairman, Chief Executive Officer, President, Chief Operating Officer or an Executive Vice President and attested by the Secretary or an Assistant Secretary, certifying the number of shares owned by such shareholder and such other information as may be required by law.  Where any such certificate is also signed by a transfer agent or a registrar, or both, the signatures of the officers of the Corporation may be facsimiles. The Corporation may issue and deliver any such certificate notwithstanding that any such officer who shall have signed, or whose facsimile signature shall have been imprinted on, such certificate shall have ceased to be such officer. The form of the stock certificate shall be prescribed by resolution of the Board of Directors.
Section 2.3.  Record Holders.  The Corporation has two classes of common shares, Class A (voting) and Class B (non-voting) shares, which shares are identical except for voting rights.  The Corporation shall be entitled to treat the person in whose name any share of stock of the Corporation, or any warrant, right or option to acquire stock of the Corporation, is registered in the records of the Corporation as the owner thereof for all purposes, including, but not limited to, receiving dividends, and (as to Class A Stock only) vote as such owner, and shall not be bound to recognize any equitable or other claim to, or interest in, such share, warrant, right or option on the part of any other person, whether or not the Corporation shall have notice thereof, except as may be expressly provided otherwise by law, the Articles of Incorporation, or this Code of By-Laws.  In no event shall any transferee of shares of the Corporation become a shareholder of the Corporation until express notice of the transfer shall have been received by the Corporation.

Section 2.4.  Transfer of Shares.  Except as otherwise provided by law, transfers of shares of the capital stock of the Corporation shall be made only on the books of the Corporation by the record owner thereof in person, or by such owner’s legal guardian or personal representative, or by such owner’s attorney-in-fact thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation or the Corporation’s transfer agent, upon payment of any and all taxes thereon and, in the case of certificated shares, on surrender for cancellation to the Secretary of the Corporation of the certificate or certificates for such shares (except as hereinafter provided in the case of lost, destroyed or stolen certificates), properly endorsed by the holder thereof, or if such shares are uncertificated, upon receipt of proper transfer instructions from the registered owner of such shares, in each case accompanied by the proper evidence of succession, assignment or authority to transfer satisfactory to the Corporation.  No restriction on the transfer or registration of transfer of shares of stock of the Corporation shall be enforceable against a holder or transferee of such shares who has no knowledge of such restriction, unless such restriction (i) is permitted by the Act and all other applicable laws, and (ii) is noted conspicuously on the front or back of the certificates for such shares, or is contained in the information statement required by the Act with respect to any shares issued without certificates.
Section 2.5.  Lost, Destroyed and Stolen Certificates.  The holder of any shares shall immediately notify the Corporation if a certificate therefor shall be lost, stolen, destroyed, or mutilated beyond recognition, and the Corporation may issue a new certificate or uncertificated shares in the place of any certificate theretofore issued by it which is alleged to have been lost, stolen, destroyed or mutilated beyond recognition; provided, however, that the Chief Financial Officer or Secretary may, in his discretion, require the owner of the certificate which is alleged to have been lost, stolen, destroyed or mutilated beyond recognition, or such owner’s legal representative, to (i) furnish an affidavit as to such loss, theft or destruction, (ii) give the Corporation a bond with such surety or sureties, and in such sum, as it may direct, to indemnify the Corporation and its Directors and officers against any claim that may be made against it or any of them on account of the issuance of such new certificate or uncertificated shares in place of the allegedly lost, stolen, destroyed or mutilated certificate, and/or (iii) satisfy other reasonable requirements imposed by the Board of Directors.  The Chief Financial Officer or Secretary may, however, if he so chooses, refuse to issue any such new certificate or uncertificated shares except pursuant to the order of a court having jurisdiction in such matter.

ARTICLE 3

Meetings of Shareholders

Section 3.1.  Annual Meeting.  The annual meeting of the shareholders for the election of Directors and for the transaction of such other business as may properly come before the meeting shall be held on the first Tuesday in May of each year, or on such other date as may be designated by the Board of Directors; provided, that no annual meeting of the shareholders may occur sooner than the date that is 335 days after the prior year’s annual meeting.  Failure to hold the annual meeting at the designated time shall not affect the validity of any corporate action.
Section 3.2.  Special Meetings.  Special meetings of the shareholders may only be called by the Board of Directors.  Special meetings of the shareholders may not be called by shareholders of the Corporation in their capacities as such. Only such business as is specified in the notice of any special meeting of the shareholders shall come before such meeting.
Section 3.3.  Place of Meetings and Participation in Meetings by Remote Communication.  Meetings of shareholders of the Corporation shall be held at such place, if any, within or without the State of Indiana, as may be specified in the respective calls, notice of the meeting, or waiver of notice thereof.  The Board of Directors, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the Act and any other applicable law for the participation by shareholders in a meeting of shareholders by means of remote communication, and may determine that any meeting of shareholders will not be held at any place but will instead be held solely by means of remote communication. Shareholders complying with such procedures and guidelines and otherwise entitled to vote at a meeting of shareholders shall be deemed present in person and entitled to vote at a meeting of shareholders, whether such meeting is to be held at a designated place or solely by means of remote communication.
Section 3.4.  Notice of Meetings.  Written or electronic notice of each shareholders’ meeting stating the date, time, and place, if any, of the meeting, the means of remote communication, if any, by which shareholders may be deemed to be present in person and vote at such meeting, and, for a special meeting, the purpose(s) for which the meeting is called, shall be given by the Corporation not less than ten (10) (unless a greater period of notice is required by law in a particular case) nor more than sixty (60) days prior to the date of the meeting, to each shareholder of record, to the shareholder’s address as it appears on the current record of shareholders of the Corporation.

Section 3.5.  Business of Shareholder Meetings. At each annual meeting, the shareholders shall elect the Directors and shall conduct only such other business as shall have been properly brought before the meeting. To be properly brought before an annual meeting, all business, including nominations of candidates for and the election of Directors, must be (a) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder of the Corporation who (i) was a shareholder of record at the time of giving the notice provided for in this Section 3.5 or in Section 3.6 of this Code of By-Laws, as applicable, (ii) is entitled to vote at the meeting, and (iii) complied with the notice procedures set forth in this Section 3.5 or in Section 3.6 of this Code of By-Laws, as applicable.
For business other than nominations of candidates for and the election of Directors to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of the preceding paragraph, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation at the principal executive office of the Corporation. To be timely, a shareholder’s notice shall be delivered not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the shareholder, to be timely, must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement (as defined herein) of the date of such meeting is first made.
Such shareholder’s notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and any Shareholder Associated Person (as defined below) covered by clause (b)(iii) below or on whose behalf the proposal is made; (b) as to the shareholder giving the notice and any Shareholder Associated Person covered by clause (b)(iii) below or on whose behalf the proposal is made (i) the name and address of such shareholder, as they appear on the Corporation’s books, and the name and address of any Shareholder Associated Person, (ii) the class and number of shares of the Corporation which are owned beneficially or of record by such shareholder and by any Shareholder Associated Person as of the date such notice is given, (iii) any derivative positions held or beneficially held by the shareholder and by any Shareholder Associated Person and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such shareholder or any Shareholder Associated Person with respect to the Corporation’s securities, and (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to propose such business; (c) in the event that such business includes a proposal to amend either the Articles of Incorporation or this Code of By-Laws of the Corporation, the language of the proposed amendment; and (d) if the shareholder intends to solicit proxies in support of such shareholder’s proposal, a representation to that effect.
Notwithstanding anything in this Code of By-Laws to the contrary and not including nominations of candidates for and the election of Directors, which are governed by Section 3.6 of this Code of By-Laws, no business shall be conducted at any annual meeting except in accordance with this Section 3.5, and the Chairman or other person presiding at an annual meeting of shareholders may refuse to permit any business to be brought before an annual meeting without compliance with the foregoing procedures or if the shareholder solicits proxies in support of such shareholder’s proposal without such shareholder having made the representation required by clause (d) of the preceding paragraph of this Section 3.5. If a shareholder does not appear or send a qualified representative to present his or her proposal at such annual meeting, the Corporation need not present such proposal for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
For the purposes of this Section 3.5, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). “Shareholder Associated Person” of any shareholder means (i) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such shareholder and (iii) any person controlling, controlled by or under common control with such Shareholder Associated Person.
Notwithstanding the foregoing provisions of this Section 3.5, a shareholder seeking to include a proposal in a proxy statement that has been prepared by the Corporation to solicit proxies for an annual meeting shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 3.5.
In no event shall the adjournment of a meeting commence a new time period for the giving of a shareholder’s notice as described above.

Section 3.6.   Notice of Shareholder Nominations. Nominations of persons for election as Directors may be made by the Board of Directors or by any shareholder who is a shareholder of record at the time of giving the notice of nomination provided for in this Section 3.6 and who is entitled to vote in the election of Directors. Any shareholder of record entitled to vote in the election of Directors at a meeting may nominate a person or persons for election as Directors only if timely written notice of such shareholder’s intent to make such nomination is given to the Secretary of the Corporation at the principal executive office of the Corporation in accordance with the procedures for bringing nominations before an annual meeting set forth in this Section 3.6. To be timely, a shareholder’s notice shall be delivered (a) with respect to an election to be held at an annual meeting of shareholders, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the shareholder, to be timely, must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement (as defined in Section 3.5 of this Code of By-Laws) is first made of the date of such meeting, and (b) with respect to an election to be held at a special meeting of shareholders, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees to be elected at such meeting.
Such shareholder’s notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination as they appear on the Corporation’s books, the person or persons to be nominated and the name and address of any Shareholder Associated Person (as defined in Section 3.5 of this Code of By-Laws) covered by clause (c) below or on whose behalf the nomination is made; (b) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting in such election and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) (i) the class and number of shares of the Corporation which are owned beneficially or of record by such shareholder and by any Shareholder Associated Person as of the date such notice is given and (ii) any derivative positions held or beneficially held by the shareholder and by any Shareholder Associated Person and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such shareholder or any Shareholder Associated Person as of the date such notice is given with respect to the Corporation’s securities; (d) a description of all arrangements or understandings between or among the shareholder, any Shareholder Associated Person, each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (e) such other information regarding each nominee proposed by such shareholder as would have been required to be disclosed in solicitations of proxies for election of Directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder; (f) the consent of each nominee to serve as a Director if so elected; and (g) if the shareholder intends to solicit proxies in support of such shareholder’s nominee(s), a representation to that effect. The Corporation may require any person or persons to be nominated to furnish such other information as it may reasonably require to determine the eligibility of such person or persons to serve as a Director of the Corporation.
The Chairman or other person presiding at any meeting of shareholders to elect Directors and the Board of Directors may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure or if the shareholder solicits proxies in support of such shareholder’s nominee(s) without such shareholder having made the representation required by clause (g) of the preceding paragraph. If a shareholder does not appear or send a qualified representative to present his or her nomination at such meeting, the Corporation need not present such nomination for a vote at such meeting, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.
Notwithstanding anything in this Section 3.6 to the contrary, in the event that the number of Directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased and there is no public announcement naming all of the nominees for Directors or specifying the size of the increased Board of Directors made by the Corporation at least ninety (90) days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Section 3.6 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered not later than the close of business on the 10th day following the day on which such public announcement is first made of the date of such meeting.

Section 3.7.  Addresses of Shareholders.  The address of any shareholder appearing upon the records of the Corporation shall be deemed to be the same address as the latest address of such shareholder appearing on the records maintained by the transfer agent for the class of stock held by such shareholder.
Section 3.8.  Waiver of Notice.  Notice of any meeting may be waived in writing by any shareholder if the waiver is signed by the shareholder entitled to the notice and delivered to the Corporation for inclusion in the minutes or filing with the Corporation’s records.  Attendance at any meeting, in person or by proxy, if the proxy sets forth in reasonable detail the purposes of such meeting, or participation in a meeting by remote communication in accordance with the Act and this Code of By-Laws (a) waives objection to lack of notice or defective notice of the meeting, unless the shareholder or his proxy at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (b) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder or his proxy objects to considering the matter when it is presented.  Each shareholder who has, in the manner above provided, waived notice or objection to notice of a shareholders’ meeting shall be conclusively presumed to have been given due notice of such meeting, including the purpose or purposes thereof.
Section 3.9.  Voting at Meetings.
(a)  Voting Rights.  Except as may be otherwise provided in the Articles of Incorporation, every shareholder of Class A shares shall have the right at all meetings of the shareholders to one vote for each share standing in his name on the books of the Corporation on the record date for such meetings.  Class B shares shall have no voting rights except as required by the Act.  Only such persons shall be entitled to notice of or to vote, in person or by proxy, at any shareholders’ meeting as shall appear as shareholders upon the books of the Corporation as of such record date as the Board of Directors shall determine, which date may not be earlier than the date seventy (70) days immediately preceding the meeting. In the absence of such determination, the record date shall be the fiftieth (50th) day immediately preceding the date of such meeting. Unless otherwise provided by the Board of Directors, shareholders of record shall be determined as of the close of business on the record date.
(b)  Quorum and Action.  The persons owning a majority of the stock of this Corporation entitled to vote at such meeting shall constitute a quorum at any meeting of shareholders, and be capable of transacting any business thereof, except as otherwise provided by law or by the Articles of Incorporation.  Whether or not a quorum is present, a meeting of shareholders convened on the date for which it was called may be adjourned from time to time by the Board of Directors or a majority in interest of the shareholders present in person or by proxy at the meeting.  If a meeting of shareholders is adjourned to a different date, time, or place, notice need not be given of the new date, time, or place, if any, if the new date, time, or place and the means of remote communication, if any, by which shareholders may be deemed to be present in person and vote at such meeting are announced at the meeting before adjournment, unless a new record date is or must be established for the adjourned meeting.  At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. If a quorum exists as to a matter to be considered at a meeting of shareholders, action on such matter (other than the election of Directors) is approved if the votes properly cast favoring the action exceed the votes properly cast opposing the action, except as the Articles of Incorporation or the Act require a greater number of affirmative votes. Directors shall be elected by a plurality of the votes properly cast.
(c)  Proxies.  A shareholder entitled to vote at any meeting of shareholders may vote either in person or by proxy, executed in writing by the shareholder or a duly authorized officer, Director, employee, agent or attorney-in-fact of such shareholder.  (For purposes of this section, a proxy granted by any means acceptable to the Corporation, including, but not limited to, electronic means, shall be deemed “executed in writing by the shareholder”.)  No proxy shall be voted at any meeting of shareholders unless the same shall be filed with the Secretary of the meeting at the commencement thereof.  The general proxy of a fiduciary shall be given the same effect as the general proxy of any other shareholder.  No proxies shall be valid after eleven (11) months from the date or execution unless a longer term is expressly provided therein.
(d) Voting List.  The Secretary shall make, at least five (5) business days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting, arranged in alphabetical order, with the address of each and the number of shares held by each, which list, for the period of five (5) business days prior to such meeting, shall be kept on file at the principal office of the Corporation and shall be subject to inspection by any shareholder at any time during usual business hours.  Such a list shall also be produced and kept open at the time and place of the meeting and shall be subject to inspection by any shareholder during the whole time of the meeting. If the meeting is held solely by means of remote communication, the list shall be open to examination by any shareholder at any time during the meeting on a reasonably accessible electronic network, and information required to access this list shall be provided with the notice of the meeting.
Section 3.10.  Conduct of Meetings.  At each meeting of the shareholders, the Chairman of the Board, or, in the absence of the Chairman of the Board, the Chief Executive Officer or such other person designated by the Board of Directors, shall act as chairman.  The Board of Directors may adopt such rules and regulations not inconsistent with the provisions of these By-Laws for the conduct of its meetings and management of the affairs of the Corporation as the Board may deem necessary or proper. In the absence of the Chairman of the Board, such person designated by the Board of Directors shall preside at meetings of the Board.

ARTICLE 4

The Board of Directors

Section 4.1.  Duties and Qualifications. The business and affairs of the Corporation shall be managed by a Board of Directors, none of whom need be shareholders of the Corporation.
Section 4.2.  Number and Terms of Office.  ~~There shall be no less than six (6) but no more than eleven (11) Directors of the Corporation, who shall be elected at each annual meeting of the shareholders, to serve for a term of one (1) year and until their successors shall be chosen and qualified, or until removal, resignation or death.  If the annual meeting of the shareholders is not held at the time designated in this Code of By-Laws, such failure shall not cause any defect in the existence of the Corporation, and the Directors then in office shall hold over until their successors shall be chosen and qualified.~~
(a) There shall be no less than six (6) but no more than eleven (11) Directors of the Corporation.
(b) Directors comprising the Board of Directors shall be divided into three (3) classes: Class I, Class II and Class III. Each class of Directors shall be comprised of a number of Directors equal to the other classes, or as near thereto as possible. In the event of any increase or decrease in the number of Directors, the number of Directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director.
(c) Directors of each class shall serve for a term ending on the date of the third annual shareholders meeting following the annual shareholders meeting at which such class of Directors was elected; provided, however, that each Director appointed to Class I in connection with the initial classification of the Board of Directors shall serve for an initial term ending on the date of the first annual shareholders meeting following the election of each such Director; that each Director appointed to Class II in connection with the initial classification of the Board of Directors shall serve for an initial term ending on the date of the second annual shareholders meeting following the election of each such Director; and that each Director appointed to Class III in connection with the initial classification of the Board of Directors shall serve for an initial term ending on the date of the third annual shareholders meeting following the election of each such Director; provided, further, that the term of each Director shall continue until the election and qualification or his or her successor.
Section 4.3.  Management and Committees.
(a)  All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation managed under the direction of, its Board of Directors, subject to any limitations set forth in the Articles of Incorporation.
(b)  The Board of Directors may appoint a Chairman.  The Chairman shall preside, or designate a delegate to preside, at all meetings of the Board and shareholders and shall have such other powers and duties as this Code of By-Laws or the Board of Directors may prescribe.
(c)  If the Chairman of the Board is not an Independent Director, the independent members of the Board of Directors shall appoint a Lead Director from among the independent members of the Board of Directors.   The Lead Director shall ensure that the Board of Directors is able to carry out its responsibilities effectively and independently of both management and shareholders and shall have such other powers and duties as this Code of By-Laws or the Board of Directors may prescribe. The Lead Director shall preside at all executive sessions of independent directors.  The Lead Director may also serve as Chairman of the Corporation’s Nominating and Governance Committee.
 (d)  The Board of Directors may appoint one or more committees from among its members as it determines to be necessary.  Each committee may have one (1) or more members, who shall serve at the pleasure of the Board of Directors.  The creation of a committee and the appointment of members to it must be approved by the greater of a majority of all of the Directors in office when the action is taken, or the number of Directors required by the Articles of Incorporation or this Code of By-Laws to take action under the Act.  Committees shall have such authority and duties as are specified in the charter establishing such committee, as specifically adopted by the Board of Directors.
(e)  Except to the extent inconsistent with the foregoing provisions of this Section or with the resolutions of the Board of Directors creating a committee, the provisions of this Code of By-Laws which govern meetings, action without meetings, notice and waiver of notice, and voting requirements of the Board of Directors apply to each committee and its members, as if the committee constituted the full Board of Directors.
(f)  One third (1/3) of the members of a committee (but in no case less than two (2) Directors) shall be necessary to constitute a quorum for the transaction of any business of the committee and the act of the majority of the Directors present at a committee meeting at which a quorum is present shall be the act of the committee, unless the act of a greater number is required by law, the Articles of Incorporation, this Code of By-Laws, or the committee’s charter.

Section 4.4.  Annual and Regular Meetings.  Unless otherwise agreed upon, the Board of Directors shall meet each year, immediately following the annual meeting of the shareholders, at the place where such meeting of shareholders was held, for consideration of any other business which may be brought before the meeting.  No notice shall be necessary for the holding of this annual meeting.
Section 4.5.  Special Meetings.  Other meetings of the Board of Directors may be held regularly pursuant to a resolution of the Board to such effect or may be held upon the call of the Chief Executive Officer, the Chairman, the Lead Director, or of any two (2) members of the Board and upon twenty-four (24) hours’ notice specifying the time, place and general purposes of the meeting, given to each Director, either personally or by mail, facsimile, telephone or electronic transmission.  No notice shall be necessary for any regular meeting and notice of any other meeting may be waived in writing, signed by the Director entitled to the notice and filed with the minutes or the Corporation’s records.  Attendance at any such meeting shall constitute waiver of notice of such meeting.  Pursuant to Indiana law, the Board of Directors is authorized to conduct meetings by any means of communication by which all Directors participating may simultaneously hear each other during the meeting.  A Director participating in a meeting by this means is deemed to be present in person at the meeting.
Section 4.6.  Action Without a Meeting.  Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if the action is taken by all members of the Board.  The action must be evidenced by one or more written consents, in one or more counterparts, describing the action taken, signed by each Director, and included in the minutes or filed with the corporate records reflecting the action taken.  Electronic signatures, in accordance with the Uniform Electronic Transactions Act (IC 26-2-8), and facsimile signatures shall have the same validity and effect as original signatures.  Action taken under this Section 4.6 is effective when the last Director signs the consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date.  A consent signed under this Section 4.6 shall have the same effect as a unanimous vote of all members of the Board and may be described as such in any document.
Section 4.7.  Quorum and Action.  A majority of the whole Board of Directors (but in no case less than two (2) Directors) shall be necessary to constitute a quorum for the transaction of any business, except the filing of vacancies, and the act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the act of a greater number is required by law, the Articles of Incorporation, or this Code of By-Laws.
Section 4.8.  Vacancies. Any vacancy in the Board of Directors, including a vacancy resulting from an increase in the number of Directors, may be filled by a majority vote of all the remaining members of the Board of Directors, even if less than a quorum.  The term of any Director so elected by the Board of Directors shall expire at the end of the term for which such Director’s predecessor was elected, or if the vacancy arises because of an increase in the size of the Board of Directors, at the end of the term specified at the time of election or selection.
Section 4.9.  Resignation and Removal.  A Director may resign at any time by delivering written notice to the Board of Directors, Chairman, Lead Director, Chief Executive Officer, or Secretary of the Corporation, which resignation shall be effective when such notice is delivered, unless such notice specifies a later effective date.  Except as otherwise provided in the Act, a Director may be removed, with or without cause, by the shareholders of the Corporation as provided in the Articles of Incorporation only at a meeting of the shareholders called for the purpose of removing the Director, the notice of which shall state that the purpose or one of the purposes of the meeting shall be to remove the specified Director.
Section 4.10.   Compensation of Directors.  The Board of Directors is empowered and authorized to fix and determine the compensation of the Directors.  Except as determined by the Board of Directors, members of the Board of Directors shall receive no compensation for acting in such capacity.

Section 4.11.  Indemnification.
(a)  To the extent not inconsistent with applicable law, every Eligible Person shall be indemnified by the Corporation against all Liability and reasonable Expense that may be incurred by him in connection with or resulting from any Claim, (i) if such Eligible Person is Wholly Successful with respect to the Claim, or (ii) if not Wholly Successful, then if such Eligible Person is determined, as provided in either Section 4.11(f) or 4.11(g), to have acted in good faith, in what he reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests and, in addition, with respect to any criminal claim is determined to have had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful. The termination of any Claim, by judgment, order, settlement (whether with or without court approval), or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that an Eligible Person did not meet the standards of conduct set forth in clause (ii) of this subsection (a). The actions of an Eligible Person with respect to an employee benefit plan subject to the Employee Retirement Income Security Act of 1974 shall be deemed to have been taken in what the Eligible Person reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests if the Eligible Person reasonably believed he was acting in conformity with the requirements of such Act or he reasonably believed his actions to be in the interests of the participants in or beneficiaries of the plan.
(b)  The term “Claim” as used in this Section 4.11 shall include every pending, threatened, or completed claim, action, suit, or proceeding and all appeals thereof (whether brought by or in the right of this Corporation or any other corporation or otherwise), civil, criminal, administrative, or investigative, formal or informal, in which an Eligible Person may become involved, as a party or otherwise:
(i) by reason of his being or having been an Eligible Person, or
(ii)	by reason of any action taken or not taken by him in his capacity as an Eligible Person, whether or not he continued in such capacity at the time such Liability or Expense shall have been incurred.

(c)  The term “Eligible Person” as used in this Section 4.11 shall mean every person (and the estate, heirs, and personal representatives of such person) who is or was a Director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other organization or entity, whether for profit or not. An Eligible Person shall also be considered to have been serving an employee benefit plan at the request of the Corporation if his duties to the Corporation also imposed duties on, or otherwise involved services by, him to the plan or to participants in or beneficiaries of the plan.
(d)  The terms “Liability” and “Expense” as used in this Section 4.11 shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines, or penalties against (including excise taxes assessed with respect to an employee benefit plan), and amounts paid in settlement by or on behalf of an Eligible Person.
(e)  The term “Wholly Successful” as used in this Section 4.11 shall mean (i) termination of any claim against the Eligible Person in question without any finding of liability or guilt against him, (ii) approval by a court, with knowledge of the indemnity herein provided, of a settlement of any Claim, or (iii) the expiration of a reasonable period of time after the making or threatened making of any Claim without the institution of the same, without any payment or promise made to induce a settlement.
(f)  Every Eligible Person claiming indemnification hereunder (other than one who has been Wholly Successful with respect to any Claim) shall be entitled to indemnification (i) if special independent legal counsel, which may be regular counsel of the Corporation, or other disinterested person or persons, in either case selected by the Board of Directors, whether or not a disinterested quorum exists (such counsel or person or persons being hereinafter called the “Referee”), shall deliver to the Corporation a written finding that such Eligible Person has met the standards of conduct set forth in Section 4.11(a)(ii), and (ii) if the Board of Directors, acting upon such written finding, so determines. The Board of Directors shall, if an Eligible Person is found to be entitled to indemnification pursuant to the preceding sentence, also determine the reasonableness of the Eligible Person’s Expenses. The Eligible Person claiming indemnification shall, if requested, appear before the Referee, answer questions that the Referee deems relevant and shall be given ample opportunity to present to the Referee evidence upon which the Eligible Person relies for indemnification. The Corporation shall, at the request of the Referee, make available facts, opinions, or other evidence in any way relevant to the Referee’s findings that are within the possession or control of the Corporation.
(g)  If an Eligible Person claiming indemnification pursuant to Section 4.11(f) is found not to be entitled thereto, or if the Board of Directors fails to select a Referee under Section 4.11(f) within a reasonable amount of time following a written request of an Eligible Person for the selection of a Referee, or if the Referee or the Board of Directors fails to make a determination under Section 4.11(f) within a reasonable amount of time following the selection of a Referee, the Eligible Person may apply for indemnification with respect to a Claim to a court of competent jurisdiction, including a court in which the Claim is pending against the Eligible Person. On receipt of an application, the court, after giving notice to the Corporation and giving the Corporation ample opportunity to present to the court any information or evidence relating to the claim for indemnification that the Corporation deems appropriate, may order indemnification if it determines that the Eligible Person is entitled to indemnification with respect to the Claim because such Eligible Person met the standards of conduct set forth in Section 4.11(a)(ii). If the court determines that the Eligible Person is entitled to indemnification, the court shall also determine the reasonableness of the Eligible Person’s Expenses.
(h)  The rights of indemnification provided in this Section 4.11 shall be in addition to any rights to which any Eligible Person may otherwise be entitled. Irrespective of the provisions of this Section 4.11, the Board of Directors may, at any time and from time to time, (i) approve indemnification of any Eligible Person to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions, and (ii) authorize the Corporation to purchase and maintain insurance on behalf of any Eligible Person against any Liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.
(i)  Expenses incurred by an Eligible Person with respect to any Claim may be advanced by the Corporation (by action of the Board of Directors, whether or not a disinterested quorum exists) prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Eligible Person to repay such amount unless he is determined to be entitled to indemnification.
(j)  The provisions of this Section 4.11 shall be deemed to be a contract between the Corporation and each Eligible Person, and an Eligible Person’s rights hereunder shall not be diminished or otherwise adversely affected by any repeal, amendment, or modification of this Section 4.11 that occurs subsequent to such person becoming an Eligible Person.
(k)  The provisions of this Section 4.11 shall be applicable to Claims made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

ARTICLE 5

Officers of the Corporation

Section 5.1.  Election, Qualification and Term of Office.  The officers of the Corporation shall consist of a Chief Executive Officer (also “CEO” herein), a Chief Financial Officer (also “CFO” herein), a Secretary, and a Treasurer.   The Corporation may, at the discretion of the CEO and as otherwise required by Indiana law or other regulatory requirements or best practices, have the following officers: Chief Operating Officer (also “COO” herein), a President, one (1) or more Executive Vice Presidents, one (1) or more Senior Vice Presidents, one (1) or more Vice Presidents, and such assistant officers as the CEO shall designate.  The CEO will be appointed by the Board of Directors. The CFO will be appointed jointly by both the CEO and the Board of Directors. All other officers will be appointed by the CEO. Any two (2) or more offices may be held by the same person, except the duties of the President and the Secretary shall not be performed by the same person.  If required to do so by law, at the Board meeting following action by the CEO, the Board of Directors will elect each officer (other than assistant officers), as appointed by the CEO.
Section 5.2.  Vacancies.  Whenever any vacancies shall occur in any of the offices of the Corporation (other than CEO or CFO) for any reason, the same may be filled by the CEO.
Section 5.3.   Resignation and Removal.  Any officer, other than the CEO, may resign at any time by delivering notice to the Board of Directors, the Chairman, the CEO or the Secretary of the Corporation, and such resignation shall be effective upon delivery or such later date, as specified in the resignation, upon the condition that the Corporation concurs with the delayed resignation.  The CEO may resign by providing notice to the Board of Directors, the Chairman, the Lead Director, or the Secretary of the Corporation.  The CEO may be removed, either with or without cause, at any time by majority vote of the entire Board of Directors.  Any other officer may be removed, with or without cause, at the discretion of the CEO. The resignation or removal of an officer does not affect the Corporation’s contract rights, if any, with the officer.
Section 5.4. Compensation.  Each executive officer shall receive such compensation for his service as set by the Compensation and Human Capital Committee of the Board of Directors.
Section 5.5. The Chief Executive Officer.  Subject to the general control of the Board of Directors, the Chief Executive Officer shall manage and supervise all the affairs and personnel of the Corporation and shall discharge all the usual functions of the Chief Executive Officer of a Corporation.
Section 5.6. The President:    The President shall perform the duties as outlined and as defined by the Board of Directors or CEO. The President shall perform the duties of the CEO in the CEO’s absence or disability.
Section 5.7 . Chief Operating Officer.  Shall perform the duties as outlined by the Board of Directors or CEO.
Section 5.8 . Chief Financial Officer.  The Chief Financial Officer shall be the principal financial officer of the Corporation and shall have such powers and perform such duties as the Board of Directors or CEO may prescribe.  The Chief Financial Officer is also responsible for financial planning and record keeping as well as financial reporting to the Board of Directors, Committees of the Board of Directors, senior management and various regulatory authorities.

Section 5.9.    Executive Vice Presidents.  The Executive Vice Presidents shall, in the order determined by the CEO, have all the powers of and perform all the duties incumbent upon the President and/or COO during any absence or disability, assist the Board of Directors, CEO, COO and/or President in supervising the operations of the Corporation and, subject to the direction of the CEO, COO and/or President, shall manage and supervise certain operations of the Corporation.
Section 5.10. Senior Vice Presidents and Vice Presidents.  The Senior Vice Presidents and Vice Presidents shall have all such other powers and duties as the CEO may prescribe.
Section 5.11 . The Secretary.  The Secretary shall serve at the direction of the CEO and/or President, attend all meetings of the shareholders and of the Board of Directors, and keep, or cause to be kept, in a book provided for the purpose, a true and complete record of the proceedings of such meeting, and he shall perform a like duty, when required, and/or when necessary, for all standing committees appointed by the Board of Directors.  He shall attest the execution of all deeds, leases, agreements and other official documents and shall affix the corporate seal thereto.  He shall attend to the giving and serving of all notices of the Corporation required by this Code of By-Laws, shall have custody of the books (except books of account), records and corporate seal of the Corporation, and in general shall perform all duties pertaining to the office of Secretary and such other duties as the CEO and/or President shall prescribe and as this Code of By-Laws or the Board of Directors may prescribe.
Section 5.12. . The Treasurer.  The Treasurer shall serve at the direction of the CEO and CFO and keep correct and complete records of accounts, showing accurately at all times the financial condition of the Corporation.  He shall have charge and custody of, and be responsible for, all funds, notes, securities and other valuables which may from time to time come into the possession of the Corporation.  He shall deposit, or cause to be deposited, all funds of the Corporation with such depositories as the CEO, President and CFO requires, or whenever required, provide a statement of the financial condition of the Corporation, and in general shall perform all duties pertaining to the office of Treasurer and such other duties as the CEO, President and CFO or this Code of By-Laws or the Board of Directors may prescribe.
Section 5.13. Assistant Officers.  Such assistant officers as the officers shall from time to time designate shall have such powers and duties as the officers whom they are designated to assist shall specify and delegate to them, and such other powers and duties the CEO may prescribe.  An Assistant Secretary may, in the absence or disability of the Secretary, attest the execution of all documents by the Corporation and affix the corporate seal thereto.
Section 5.14. Delegation of Authority.  In case of the absence or inability to act of any officer of the Corporation, other than the CEO, the CEO may delegate for the time being the duties of such officer to any other officer or to any Director.  In case of the absence or inability to act of the CEO, the Board of Directors may delegate for the time being the duties of such officer to any other officer or to any Director.

ARTICLE 6

Execution of Documents and Other Actions on
Behalf of the Corporation

Section 6.1. Execution of Documents in the Ordinary Course of Business.  Unless otherwise required by law or otherwise directed by the Board of Directors, all written contracts and agreements into which the Corporation enters in the ordinary course of its business shall be executed on behalf of the Corporation by any officer of the Corporation or by any other employee or agent of the Corporation expressly authorized by the Chairman, CEO, or the Board of Directors to execute any such documents.
Section 6.2. Execution of Documents Outside the Ordinary Course of Business.  Unless otherwise required by law or otherwise directed by the Board of Directors, all deeds, mortgages, deeds of trust, notes, assignments and other instruments made by the Corporation and all written contracts and agreements entered into by the Corporation, other than those contracts and agreements entered into in the ordinary course of its business, shall be executed on behalf of the Corporation by the CEO or the CFO and, when required, attested by the Secretary or an Assistant Secretary of the Corporation. However, the Board of Directors may expressly authorize by resolution any officer, employee, or agent of the Corporation to execute any such deed, mortgage, assignment, instrument, contract or agreement on behalf of the Corporation singly and without the necessity of any additional execution or attestation by any other officer of the Corporation.
Section 6.3.  Execution and Endorsement of Checks and Drafts.  Unless otherwise required by law, all checks, drafts, bills of exchange and other orders for the payment of money (other than notes) by or to the Corporation shall be executed or endorsed on behalf of the Corporation by any two of the following duly elected officers of the Corporation: CEO, President, COO, CFO, Executive Vice President, Treasurer or Secretary.  However, the CEO or CFO may expressly authorize in writing any one or more officers or other employees of the Corporation to execute or endorse any checks, drafts, or other orders for the payment of money on behalf of the Corporation, singly and without any additional signature, endorsement or attestation by any other officer of the Corporation.
Section 6.4. Voting of Shares Owned by the Corporation.  The Board of Directors is empowered and authorized to appoint any person to vote in person or by proxy any shares of another corporation standing in the name of the Corporation at any meeting of the shareholders of such other corporation.  If the Board of Directors makes no such appointment with respect to any such meeting, the shares may be voted in person or by proxy by the Chairman, or, in the absence of the Chairman, by the CEO, President, COO, any Executive Vice President, the Secretary or the Treasurer of the Corporation.

ARTICLE 7

Miscellaneous

Section 7.1.  Amendments.  Subject to law and the Articles of Incorporation, the power to make, alter, amend or repeal all or any part of this Code of By-Laws is vested in the Board of Directors.  The affirmative vote of a majority of all the Directors shall be necessary to affect any such changes in this Code of By-Laws. Notwithstanding the foregoing, the provisions of Sections 3.1, 3.2 and this third sentence of this Section 7.1 of this Code of By-Laws may only be amended, altered, changed, adopted and repealed by an affirmative vote of at least two-thirds of the full board of Directors.
Section 7.2.  Corporate Seal.  The seal of the Corporation shall be circular in form with the name of the Corporation around the top of its periphery, the word “Indiana” around the bottom of its periphery, and the word “Seal” through the center. The absence of the impression of the corporate seal from any document shall not affect in any way the validity or effect of such document.
Section 7.3.  Fiscal Year.  The fiscal year of the Corporation commences on the first (1st) day of January and ends on the thirty-first (31st) day of December of each year.
Section 7.4. Definitions.  When used in this Code of By-Laws, the following terms shall have the meanings set forth below:
“Act” means the Indiana Business Corporation Law, as then in effect and as amended from time to time.
“Articles of Incorporation” means the Articles of Incorporation of the Corporation as then in effect and as amended from time to time.
Section 7.5.  Conflicts and Inconsistencies with the Act.  This Code of By-Laws constitutes “bylaws” within the meaning of, and as subject to and governed by, the Act.  In the event that any provision of this Code of By-Laws is prohibited by any provision of the Act or is in direct conflict or inconsistent with any provision of the Articles of Incorporation, such provision of the Act or the Articles of Incorporation, as the case may be, shall be controlling, but such conflict or inconsistency shall not impair, nullify or otherwise affect the remaining terms and provisions of this Code of By-Laws, which shall remain in full force and effect.  If any provision of this Code of By-Laws is inconsistent with, or different than, any non-mandatory provision of the Act, the provision of this Code of By-Laws shall be controlling.
Section 7.6.  Construction.  The headings of Articles, Sections and paragraphs in this Code of By-Laws are for descriptive purposes only and shall not control, alter, or otherwise affect the meaning, scope or intent or any provision of this Code of By-Laws.  Except as expressly provided otherwise in this Code of By-Laws, any reference to an Article or Section shall mean and refer to an Article or Section of this Code of By-Laws.  Except where the context of their use clearly requires a different interpretation, singular terms shall include the plural, and masculine terms shall include the feminine or neuter, and vice versa, to the extent necessary to give the defined terms or other terms used in this Code of By-Laws their proper meanings.  The terms, “herein,” “hereof,” “hereunder,” “hereto,” “hereinafter,” “hereinbefore,” and similar words, wherever they appear in this Code of By-Laws, shall mean and refer to this Code of By-Laws in its entirety and not to any specific Article, Section, or paragraph of this Code of By-Laws, unless the context of their use clearly requires a different interpretation.
Section 7.7. Severability.  Any provision of this Code of By-Laws, or any amendment or alteration hereof, which is determined to be in violation of the Act shall in no way render any of the remaining provisions invalid.
Section 7.8.  Forum for Adjudication of Disputes.  Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for breach of a fiduciary duty owed by any Director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s constituents identified in Chapter 35 of the Indiana Business Corporation Law (IC 23-1-35-1(d)), (c) any action asserting a claim arising pursuant to any provision of the Indiana Business Corporation Law or the Corporation’s Articles of Incorporation or this Code of Bylaws (in each case, as may be amended from time to time), or (d) any action asserting a claim governed by the internal affairs doctrine, shall be, to the fullest extent permitted by law, the Hamilton Superior Court (Hamilton County, Indiana) (or, if the Hamilton Superior Court lacks jurisdiction, the United States District Court for the Southern District of Indiana); in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

ARTICLE 8

Redemption Rights

Section 8.1.  Control Share Redemption Right.
(a) For purposes of this Section 8.1, the terms “control shares” and “control share acquisition” shall have the meanings set forth as of May 14, 2020 in Indiana Business Corporation Law Section 23-1-42-1, et seq. (as in effect on May 14, 2020, the “CSA”). Control shares of the Corporation acquired in a control share acquisition shall have only such voting rights as are conferred by the CSA.
(b) Control shares of the Corporation acquired in a control share acquisition with respect to which the acquiring person has not filed with the Corporation the acquiring person statement required by the CSA may, at any time during the period ending 60 days after the last acquisition of control shares by the acquiring person, be redeemed by the Corporation for consideration equal to the fair value thereof pursuant to procedures authorized by a resolution of the Board of Directors. Such authority may be exercised generally or confined to specific instances.
(c) Control shares of the Corporation acquired in a control share acquisition with respect to which the acquiring person was not granted full voting rights by the shareholders as provided in the CSA may, at any time after the shareholder vote required by the CSA, be redeemed by the Corporation at the fair value thereof pursuant to procedures authorized by a resolution of the Board of Directors. Such authority may be exercised generally or confined to specific instances.

Section 8.2 Procedures Regulating Transactions Resulting in Change of Control.

(a) For purposes of this Section 8.2: (i) the term “control” means the beneficial ownership of ten percent (10%) or more of the outstanding shares of the Corporation’s Class A Stock; (ii) the term “group” has the meaning used in Rule 13d-5(b)(1) of the Exchange Act; (iii) the term “beneficial owner” means any person who is (x) a “beneficial owner” within the meaning set forth in Rule 13d-3 of the Exchange Act or (y) a “beneficial owner” (as defined in Indiana Business Corporation Law Section 23-1-20-3.5 as in effect on May 14, 2020), including beneficial ownership pursuant to or resulting from any “derivative instrument” (as defined in Indiana Business Corporation Law Section 23-1-20-6.5 as in effect on May 14, 2020) (and “beneficial ownership” has the correlative meaning); (iv) the term “affiliate” means, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first person; (v) the term “associate” with respect to any person, means (1) any other person (other than the Corporation or a majority-owned subsidiary of the Corporation) of which such first person is an officer, partner, director, executor, administrator, testamentary trustee, legatee or beneficiary or is, directly or indirectly, the beneficial owner of 10 percent (10%) or more of any class of equity securities or voting securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (3) any lineal descendant, sibling, parent, heir or spouse of such person (and any lineal descendant, sibling, parent or heir of such spouse, or other relative of such spouse who has the same home as such spouse) or other relative of such person who has the same home as such person; (vi) “shareholder related persons” means, with respect to any person, any and all affiliates and associates of such person, and any other person that is part of a group with such person; (vii) “person” means any individual, corporation, limited liability company, association, partnership, trust, or other entity; (viii) “qualifying institution” has the meaning set forth in Rule 13d-1(b) of the Exchange Act; (ix) “passive investor” has the meaning set forth in Rule 13d-1(c) of the Exchange Act; and (x) “Grandfathered Shareholder” means (1) Norton Shapiro 2008 Trust, (2) Norton Shapiro Revocable Trust, (3) Norton Shapiro Family LLC, an Illinois limited liability company, (4) NSF Investment Partnership, an Illinois general partnership, (5) Richard Horwood, (6) Cheryl Kreiter, (7) Nathan Shapiro, (8) Stephen J. Gray, (9) Emily Rita Shapiro, (10) Randy Shapiro, (11) Lesley Beider Stillman, (12) Steven A. Shapiro C/F Jackson Henry Shapiro UGTMAIL, (13) Steve Shapiro C/F Jayson Ryan Shapiro UTMA/IL, (14) Steve Shapiro C/F Jordyn Reese Shapiro UTMA/IL, (15) New Horizon (Florida) Enterprises Inc., (16) Daniel M. Shapiro C/F Nick E. Shapiro UTMA/IL, and (17) Illinois Diversified Company, LLC.

(b) If any person (other than a qualifying institution or passive investor) acquires direct or indirect beneficial ownership of any shares of the Class A Stock that results in such person, together with its shareholder related persons, possessing control, then any or all shares of Class A Stock held by such person and/or any of its shareholder related persons may be redeemed by the Corporation for consideration with a value equal to the lesser of (x) the lowest price paid for the direct or indirect beneficial ownership of such securities by such person or any of such person’s shareholder related persons within the 90 day period prior to such acquisition and (y) the fair value thereof (excluding any “control premium”) pursuant to procedures authorized by a resolution of the Board of Directors; provided, that the redemption rights pursuant to this Section 8.2(b) shall not apply to shares of Class A Stock (a) that (1) are and continue to be beneficially owned by a Grandfathered Shareholder (for the avoidance of doubt, solely to the extent and for so long as such shares of Class A Stock remain exclusively beneficially owned by a Grandfathered Shareholder) and (2) were beneficially owned by a Grandfathered Shareholder as of April 23, 2020 and were disclosed as beneficially owned by such Grandfathered Shareholder in that certain Amendment No. 1 to Schedule 13D, filed on April 23, 2020, by Norton Shapiro 2008 Trust, Norton Shapiro Revocable Trust, Norton Shapiro Family LLC, an Illinois limited liability company, NSF Investment Partnership, an Illinois general partnership, Steven A. Shapiro, individually, Daniel Shapiro, individually, Nathan Shapiro Revocable Trust Dated 10/7/87, NS (Florida) Associates Inc., Steven A. Shapiro C/F Jackson Henry Shapiro UGTMAIL, Steven Shapiro C/F Jayson Ryan Shapiro UTMA/IL, Steve Shapiro C/F Jordyn Reese Shapiro UTMA/IL, Daniel M. Shapiro C/F Nick E. Shapiro UTMA/IL, Emily Rita Shapiro, individually, New Horizon (Florida) Enterprises Inc., and Illinois Diversified Company, LLC.  Such authority may be exercised generally or confined to specific instances.